Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement (No. 333-185318) on Form S-4 of Leucadia National Corporation of our report dated November 16, 2011, except as to Note 14, which is as of December 30, 2011, with respect to the consolidated balance sheet of National Beef Packing Company, LLC and subsidiaries as of August 27, 2011, and the related consolidated statements of operations, comprehensive income, members’ deficit, and cash flows for the year ended August 27, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.

/s/ KPMG LLP

Kansas City, Missouri
January 11, 2013